Exhibit 10.15
FIRST AMENDMENT TO COMMERCIAL LEASE
(Hayden Ferry Lakeside Phase III)
THIS FIRST AMENDMENT TO COMMERCIAL LEASE (the “First Amendment”), dated for reference purposes as of August 31, 2017, is entered into by and between COUSINS FUND II PHOENIX III, LLC, a Delaware limited liability company (“Landlord”), and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”).
R E C I T A L S
WHEREAS, Landlord and Tenant are parties to that certain Commercial Lease dated November 8, 2016 (the “Original Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, certain premises consisting of approximately 27,135 rentable square feet located on the second (2nd), floor in the Building (the “Original Premises”), having an address of 40 East Rio Salado, Tempe, Arizona 85281, and located in the Project commonly known as Hayden Ferry Lakeside- Phase III; and
WHEREAS, Tenant now desires to lease additional space in the Building from Landlord and Landlord desires to lease additional space in the Building to Tenant; and
WHEREAS, Landlord and Tenant desire to enter into this First Amendment to, among other things, set forth the terms and conditions upon which Tenant will lease from Landlord all of the space located on the 8th Floor of the Building.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Landlord and Tenant agree as follows:
1.    Incorporation of Recitals; Defined Terms; Effective Date. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this First Amendment by this reference. Capitalized terms used in this First Amendment shall have the same meanings as ascribed to them in the Lease unless otherwise expressly defined in this First Amendment. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall govern and control. This First Amendment shall be effective on that date when Landlord has delivered to Tenant a fully executed copy of this First Amendment (the “Effective Date”).
2.    Expansion of Premises. Landlord and Tenant have agreed that Tenant will expand its occupancy to include the entire 8th floor of the Building (the “Expansion Premises”), consisting of 27,135 square feet of Rentable Area. The Expansion Premises and the Original Premises (which consists of 27,135 RSF) are hereafter referred to as the “Premises” and together consist of 54,270 RSF. Within three (3) business days of Landlord’s execution of this First Amendment (the “Delivery Date”), Landlord will deliver the Expansion Premises to Tenant broom-clean and with all of the prior occupant’s furniture, fixtures and equipment left therein, subject, however, to the terms and conditions set forth in Article 2 of the Original Lease (the “Delivery Condition”). Tenant has the right to occupy the Expansion Premises as of the Delivery Date, subject to all of the terms and conditions of the Original Lease except for the obligation to pay Base Rent and Operating Expenses until the Expansion Premises Commencement Date (defined below), for the purpose of installing its equipment, furniture, fixtures and all related cabling.
3.    Expansion Premises Commencement Date; Term. The Term of the Lease applicable to the Expansion Premises will commence on September 15, 2017 (the “Expansion Premises Commencement Date” or “EPCD”). Notwithstanding the Expansion Premises Commencement Date, Tenant will be permitted access to the Expansion Premises one (1) business day after the Effective Date. Such early access to the Expansion Premises shall be subject to the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rental and Tenant’s Additional Rent for any days of such early access; provided however, Tenant shall pay for the cost of any other Building services requested by Tenant.
As of the Effective Date, any reference in this First Amendment or the Original Lease to the “Premises” shall mean and include the Original Premises and the Expansion Premises. The Term of the Lease applicable to the entire Premises expires on January 15, 2023, unless sooner terminated as otherwise provided in the Lease.
4.    Condition of Expansion Premises/Tenant’s Work. Tenant acknowledges that Landlord is leasing the Expansion Premises to Tenant in its current “AS IS, WHERE IS” condition, without any obligation to alter, remodel, improve, repair or decorate any part of the Expansion Premises, except to the extent that the Lease requires Landlord to perform maintenance or repair obligations (or reconstruction obligations following casualty or condemnation). Neither Landlord nor any of its agents, employees or contractors has made any warranty or representation to Tenant regarding the condition of the Expansion Premises or its suitability for Tenant’s intended purposes.
Landlord acknowledges that Tenant intends to perform certain construction, data and electrical work (collectively, the “Tenant’s Work”) at the Expansion Premises, inclusive of the following:
•Add power and data for leader board TVs.
•Provide power, cable and new desks for area that was not built near kitchen.
•Run riser cables for access badge readers and internet from 2nd floor Premises.
•Pull city permit and fire inspection for “Method B” on secondary doors in elevator lobby.
•Add replacement desks for the area where they were removed; add power and wire up for data.
•Purchase and setup network switches in network rooms.
•Build reception area if Tenant decides to have one on 8th floor.
•Build walls with doors and badge readers on each side of reception area.
Tenant may need access to the 7th floor in order to complete some of Tenant’s Work, which access Landlord agrees to provide, subject to such commercially reasonable restrictions and conditions as Landlord, in its good faith opinion, deems necessary or appropriate, provided such restrictions and conditions do not unreasonably delay or hinder the performance of Tenant’s Work or materially increase the costs thereof.
5.    Base Rent for the Original Premises. Through June 30, 2022, the Base Rent for the Original Premises will remain as set forth in the Lease. Beginning July 1, 2022, the Base Rent for the Original Premises will be as set forth in the following chart:

Lease Months	Per Sq. Ft.*	Period	Per Month*
7/1/22 – 1/15/23	$44.50	$654,066.53	$100.625.62
* plus applicable sales and transaction privilege taxes on Rent pursuant to Section 7(a) of the Original Lease and on Parking Rental Fees pursuant to Sections 1(o) and 7(a) of the Original Lease.
6.    Base Rent for the Expansion Premises. The Base Rent due for the Expansion Premises is as set forth in the chart below:

Lease Months	Per Sq. Ft.*	Period	Per Month*
9/15/17 – 11/30/18	$43.00	$1,361,272.50,	$97,233.75
12/1/18 – 11/30/19	$43.75	$1,187,156.28	$98,929.69
12/1/19 – 11/30/20	$44.50	$1,207,507.56	$100,625.63
12/1/20 – 11/30/21	$45.25	$1,227,858.72	$102,321.56
12/1/21 – 1/30/22	$46.00	$1,248,210.00	$104,017.50
12/1/22 – 1/15/23	$46.75	$1,268,561.28	$105,713.44
* plus applicable sales and transaction privilege taxes on Rent pursuant to Section 7(a) of the Original Lease and on Parking Rental Fees pursuant to Sections 1(o) and 7(a) of the Original Lease.
Provided that no Default exists at the time of the abatement provided below, Tenant’s monthly installment of Base Rent shall be abated: a] for the months of November and December, 2017 (the “Abatement Period”), in the amount of Ninety-Seven Thousand Two Hundred Thirty-Three and 75/100 Dollars ($97,233.75) per month, for a total abatement of Base Rent in the amount of One Hundred Ninety-Four Thousand Four Hundred Sixty-Seven and 50/100 Dollars ($194,467.50); and b] beginning with the month of January, 2018, until an amount equal to the amount of base rent paid to an affiliate of Landlord by Tenant for its occupancy, through September 14, 2017, of Suite 115 in the building located at 80 E. Rio Salado Parkway, Tempe, Arizona has been credited to Tenant’s account (collectively, the “Abated Rent”). The principal amount of the Abated Rent, together with interest thereon calculated at the Default Rate shall be amortized evenly over the period from September 15, 2017 through January 15, 2023. So long as no uncured Default occurs under the Lease that leads to the Landlord either repossessing the Premises or terminating the Lease, then upon Landlord’s receipt of the final monthly installment of Rent, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Rent. In the event of an uncured Default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of the Original Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Rent and any interest thereon.
If Landlord is able to provide Tenant with the right to install signage on the top of the Building in approximately the same size as currently exists for signage for “Zenefits” and in a comparable location (“Building Top Signage”), Landlord will deliver written notice thereof to Tenant (the “Signage Notice”). Beginning on the earlier of (a) the sixty-first (61st) day after Tenant’s receipt of the Signage Notice, or (b) the date of completion of installation of Tenant’s sign, the amount of Base Rent for the Expansion Premises will, for the balance of the Term of the Lease, increase by Two and 00/100 Dollars ($2.00) per year, per rentable square foot of the Expansion Premises. For example, if the increase in Base Rent becomes due in the 15th month of the Term applicable to the Expansion Premises, then Tenant would owe $45.75/RSF/year for months 15-26, $46.50/RSF/year for months 27-38, and so on.
7.    Option to Extend. The terms and conditions set forth in Section 57 of the Lease, Option to Extend, remains in full force and effect as to the entire Premises, inclusive of the 8th floor if its lease of the 8th floor has not been terminated as a result Landlord’s exercise of the Termination Option set forth (and defined) in Section 8 below.
8.    Landlord’s Option to Terminate. In the event Landlord enters into a lease with Amazon.com Inc., or an affiliate thereof for the Expansion Premises, Landlord may at its option terminate this Lease as to the Expansion Premises only (the “Termination Option”) effective on a date (the “Early Termination Date”) set forth in a written notice to Tenant of Landlord’s intent to terminate this Lease as to the Expansion Premises (the “Termination Notice”), which date may be any date from (and including) March 31, 2020 through March 31, 2021, provided the Termination Notice is received by Tenant no later than nine (9) full calendar months prior to the Early Termination Date. By way of example, if Landlord desires that the Early Termination Date be March 31, 2020, then to be effective the Termination Notice must be received by Tenant prior to July 1, 2019. If Landlord fails to timely deliver a Termination Notice by June 30, 2020, Landlord will be deemed to have waived the Termination Option. If Landlord properly exercises its Termination Option, this Lease shall terminate as of the Early Termination Date as to the Expansion Premises, but shall continue in full force and effect as to the remainder of the Premises.
9.    Right of First Refusal. In addition to the right of first refusal as set forth in Paragraph 60 of Original Lease (which right shall remain in full force and effect and shall be independent of the rights granted to Tenant under this Section 9), Tenant is hereby granted the prior right to lease the space currently available on the ground floor of the Building, containing approximately 18,267 rentable square feet, (“ROFR Ground Floor Space”), in accordance with the following terms and conditions:
(i)    In the event Landlord shall receive a bona fide third party offer to lease the ROFR Ground Floor Space on terms which Landlord wishes to accept, or, in the event Landlord offers (subject to Tenant’s rights hereunder) to lease the ROFR Ground Floor Space on terms which a bona fide third party wishes to accept, then, in either such event, Landlord shall forthwith provide written notice thereof to Tenant, together with a true and correct copy of such offer. Tenant shall have the right, at Tenant’s option and within five (5) business days after receipt of such notice from Landlord, to exercise its right hereunder to lease the ROFR Ground Floor Space at the rent and upon the terms contained in such offer, in which event Landlord shall lease the ROFR Ground Floor Space to Tenant at said rent and upon said terms. Landlord covenants that it shall not accept any such offer nor lease the ROFR Ground Floor Space to any third party until it has complied with the terms hereof.
(ii)    If Tenant fails to exercise its right of first refusal hereunder within the five (5) business day notice period provided for in the preceding subparagraph (a), Landlord shall have one hundred fifty (150) days thereafter within which to lease the ROFR Ground Floor Space at the price and upon the terms of such offer without resubmitting such offer to Tenant in accordance herewith. However, Tenant’s election not to exercise its right hereunder to lease the ROFR Ground Floor Space shall not prejudice Tenant’s rights hereunder as to any further offer, and in the event the price and/or other terms of the offer are modified in any material manner (including, but not limited to, any reduction in the rent of more than four percent [4%]), then such modification shall be deemed to constitute a new offer and shall be subject to Tenant’s right of first refusal hereunder.
(iii)    The foregoing notwithstanding, (a) Tenant shall have no rights under this Section during any period it is in default under this Lease beyond applicable cure periods, and (b) Tenant’s rights in this Section shall become null and void, and Tenant’s rights with respect to all of the ROFR Ground Floor Space shall terminate, upon the first to occur of the following termination of this Lease (or Tenant’s right of possession of the Premises) by reason of Tenant’s default, or the termination of this Lease pursuant to other provisions of this Lease providing for termination (except that Landlord’s termination of this Lease as to the Expansion Premises as provided in Section 8 above shall not impact Tenant’s rights under this Section 9). Upon the occurrence of any of the foregoing events, Tenant shall be deemed to have forever waived its rights with respect to all of the ROFR Ground Floor Space, and Tenant’s rights hereunder shall thereafter automatically be deemed null and void and of no further force and effect. Notwithstanding anything to the contrary in this Section 9, Tenant acknowledges that in the event any other tenant of the Building or the Project with a prior right to lease the ROFR Ground Floor Space elects to exercise its right to lease the ROFR Ground Floor Space, Tenant’s rights set forth in this Section 9 shall be of no force or effect with respect to the ROFR Ground Floor Space. For the purposes of the foregoing sentence, a “prior right to lease” shall mean any tenant occupying its premises directly or as an assignee (but not as a subtenant, licensee, or concessionaire) under: (a) a lease that was executed prior to the Effective Date (a “Prior Lease”); or (b) a renewal or extension of a Prior Lease.

(iv)    The rights granted to Tenant in this Section 9 are personal to the party executing this First Amendment as Tenant and to any Permitted Assignee, but may not otherwise be assigned or transferred to or exercised by any other assignee, sublessee or other transferee. If Tenant or a Permitted Assignee assigns the Lease or sublets all or substantially all of the Premises in an assignment or subletting that requires Landlord’s prior consent under Article 38 of the Lease prior to the exercise of the rights granted to Tenant in this Section 9, then the rights granted to Tenant in this Section 9 shall lapse and therefore be of no further force or effect.
10.    Parking. In connection with Tenant’s lease of the Expansion Premises, and in addition to the Parking Spaces described in Section 1(o) of the Original Lease, as of the Expansion Premises Commencement Date Tenant hereby licenses from Landlord and Landlord hereby licenses to Tenant, One Hundred Eleven (111) unreserved (covered or uncovered) Parking Spaces and ten (10) executive reserved Parking Spaces for a total of one hundred and twenty-one (121) Parking Spaces. The executive reserved Parking Spaces are located in the parking garage that is below the Building. If available as determined by Landlord in its sole and reasonable discretion, Tenant shall have the right to license the use of additional Parking Spaces, the cost for which shall be billed to Tenant at the then prevailing rate for such Parking Space(s) on a month-to-month basis with each party having the right to terminate the month-to-month license as to such additional Parking Space(s) only on no less than thirty (30) days prior written notice to the other party.
Subject to the terms and conditions of Section 48 of the Original Lease: (i) for each executive reserved Parking Space, Tenant shall pay to Landlord One Hundred Twenty-Five and 00/100 Dollars ($125.00) per space per month, plus applicable transaction privilege taxes; and (ii) for each unreserved (covered or uncovered) Parking Space, Tenant shall pay to Landlord Seventy-Five and 00/100 Dollars ($75.00) per space per month, plus applicable transaction privilege taxes, which taxes are currently 2.3%. The monthly rental for all Parking Spaces shall be subject to periodic adjustments in accordance with Section 48 of the Original Lease. Provided that no Default under any term, condition or obligation of the Lease exists at the time of the abatement provided below that leads to the Landlord either repossessing the Premises or terminating the Lease, Tenant’s monthly rental fees for the Parking Spaces shall be abated for the Abatement Period (the “Abated Parking Rental Fees”). The principal amount of the Abated Parking Rental Fees, together with interest thereon calculated at the rate of twelve percent (12%) per annum, compounded monthly, shall be amortized evenly over the Term. So long as no uncured Default occurs under the Lease, then upon Landlord’s receipt of the final monthly installment of Rent applicable to the Expansion Premises, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Parking Rental Fees. In the event of an uncured Default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Parking Rental Fees existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate.
The reference in Section 1(o) of the Original Lease to “Reserved (covered)” Parking Spaces is hereby changed to be a reference to “executive reserved” Parking Spaces, which Spaces are to be located in the parking garage that is below the Building. Furthermore, the second paragraph of Section 1(o) of the Original Lease, beginning with the phrase “Tenant shall notify Landlord in writing...”, is no longer applicable and therefore, to avoid confusion, is acknowledged by the parties to have been deleted from the Original Lease. As a result of the foregoing, as of the Expansion Premises Commencement Date Tenant will be licensing from Landlord and Landlord will be licensing to Tenant, Two Hundred Twenty-Two (222) unreserved (covered or uncovered) Parking Spaces and twenty (20) executive reserved Parking Spaces.
11.    Furniture, Fixtures and Equipment. Landlord hereby sells, assigns, conveys and transfers to Tenant any and all of its right, title and interest in and to the furniture, fixtures, inventory, personal property, materials, supplies, apparatus, machines, tools, appliances, and equipment of the prior occupant of the expansion Premises that is located therein as of the Effective Date, plus the delivery to the Expansion Premises by the Expansion Premises Commencement Date of eighteen (18) pedestals/cubes/chairs previously located therein (the “FF&E”). Landlord warrants and represents that it is the lawful owner of the FF&E and that the FF&E is free from all liens, security interests and encumbrances. Landlord represents it has the legal right to sell the FF&E and that it will warrant and defend that right on behalf of Tenant and against the claims and demands of any and all person or entities. The conveyance contained herein is absolute. Tenant shall have all of the rights of Landlord in and to the FF&E. As a result of its ownership of the FF&E, from and after the Effective Date it is Tenant’s responsibility to insure the FF&E and to pay any personal property taxes due thereon.
12.    Base Year. For purposes of computing Tenant’s obligation to pay Common Area Expenses and Taxes applicable to the Expansion Premises, the Base Year applicable to the Expansion Premises is the calendar year 2018. Tenant’s obligation to pay Common Area Expenses and Taxes applicable to the Expansion Premises will be in accordance with the terms of the Original Lease.
13.    Building Top Signage. if Tenant has received the Signage Notice, and as long as Tenant or a Permitted Assignee has not caused an uncured Event of Default to occur under the Lease and is occupying at least two (2) full floors of the Building (provided that if Landlord exercises its right to terminate this Lease as to the Expansion Premises as provided in Section 8 above, Tenant shall retain its right to the Building Top Signage), Tenant shall have the right to install the Building Top Signage. The Building Top Signage may include Tenant’s name and logo (as the same may be changed from time to time), including, without limitation, the name “ZipRecruiter” or any reasonable variation thereof. All costs of the Building Top Signage, including permitting, design, installation, repairs, maintenance and removal upon the expiration or earlier termination of the Lease, shall be at Tenant’s sole cost and expense, but (other than the increase in Base Rent detailed in Section 6 above of this First Amendment), Tenant shall not be required to pay a rental charge or fee for the placement thereof. Tenant shall obtain Landlord’s prior written consent to its proposed Building Top Signage, with such consent not to be unreasonably withheld, conditioned or delayed. The Building Top Signage must comply with all applicable governmental laws, rules and regulations. Notwithstanding any language hereinabove to the contrary, Tenant will no longer have the right to install Building Top Signage (and will remove its Building Top Signage if it was previously installed): a] if installation of the Building Top Signage is not complete within one hundred eighty (180) days after Tenant’s receipt of the

Signage Notice; or, b] once installed, should Tenant’s Building Top Signage not be in place for any period of sixty (60) or more consecutive days during the Term of the Lease (as the same may be extended from time to time). Should Tenant at any time during the Term of the Lease occupy less than two (2) full floors of the Building, unless Tenant is occupying less than two (2) full floors of the Building as a result of Landlord’s exercise of its Termination Option under Section 8 above, Tenant’s right to Building Top Signage will be voidable in Landlord’s sole and absolute discretion. In connection with the foregoing, Tenant agrees (at its sole cost and expense) to remove its Building Top Signage and repair any damage to the Building fascia within sixty (60) days of its receipt of written notice from Landlord that Tenant no longer has the right to Building Top Signage. Furthermore, if Tenant or a Permitted Assignee assigns the Lease or sublets all or substantially all of the Premises in an assignment or subletting that requires Landlord’s prior consent under Article 38 of the Lease, then the rights granted to Tenant in this Section 13 shall lapse and therefore be of no further force or effect, with Tenant agreeing (at its sole cost and expense) to remove its Building Top Signage and repair any damage to the Building fascia within sixty (60) days of its receipt of written notice from Landlord to do so.
14.    Letter of Credit. Within five (5) business days following the mutual execution of this First Amendment, Tenant shall provide to Landlord, at Tenant’s sole cost and expense and in addition to the irrevocable standby letter of credit that it provided Landlord in accordance with Section 8 of the Original Lease, a second irrevocable standby letter of credit in the amount of Eight Hundred Ninety Thousand Three Hundred Sixty-Seven Thousand and 12/100 Dollars ($890,367.12) (including replacements thereof permitted hereunder, the “Expansion Letter of Credit”). The Expansion Letter of Credit and any cash proceeds thereof shall be held as security for the faithful performance by Tenant of all of the provisions of the Lease to be performed or observed by Tenant (the cash proceeds of the Expansion Letter of Credit, and any other funds held by Landlord in accordance with the terms of Section 8 of the Original Lease, are part of what is referred to in the Lease as the Security Deposit. The Expansion Letter of Credit is subject to all of the same terms and conditions of the Lease as are applicable to the original Letter of Credit, with the exception that reductions in the amount of the Expansion Letter of Credit are not governed by the first paragraph of subsection 8(e), Reduction of Letter of Credit Amount, of the Original Lease but, instead, are governed by the following (with the second paragraph of said subsection 8(e), Reduction of Letter of Credit Amount, of the Original Lease governing both the original Letter of Credit and the Expansion Letter of Credit:
“Notwithstanding anything to the contrary contained in the Section 8, if, as of any anniversary of the Expansion Premises Commencement Date, the Reduction Conditions (defined below) apply, then the face amount of the Letter of Credit shall be reduced (w) on April 1, 2018, to Seven Hundred Twelve Thousand Two Hundred Ninety-Three and 70/100 Dollars ($712,293.70), (x) on April 1, 2019, to Five Hundred Thirty-Four Thousand Two Hundred Twenty and 28/100 Dollars ($534,220.28), (y) on April 1, 2020, to Three Hundred Fifty-Six Thousand One Hundred Forty-Six and 86/100 Dollars ($356,146.86), and (z) on April 1, 2021 to One Hundred Seventy-Eight Thousand Seventy-Three and 44/100 Dollars ($178,073.44). Any such reduction shall be effected either, at Tenant’s option (i) by an amendment to the then-existing Letter of Credit reducing the face amount of the then-existing Letter of Credit (which amendment

Landlord agrees to promptly execute and deliver to the issuing bank) or (ii) by Tenant’s delivery of a replacement Letter of Credit to Landlord in the applicable reduced face amount, in which event Landlord agrees to promptly return the Letter of Credit then being held by Landlord to Tenant and to execute such documentation as the issuing bank may reasonably require to effect the termination of such Letter of Credit.”
15.    Brokers. In connection with this First Amendment, Landlord’s broker is Cousins Realty Services, LLC (Matthew Mooney) and Tenant’s broker is Cresa (Mike Gordon). Landlord and Tenant represent that they have only dealt with the brokers referenced in the foregoing sentence in connection with this First Amendment, whose commission shall be paid by Landlord pursuant to a separate written agreement. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.
16.    Existing Claims. Landlord and Tenant each acknowledge that there are no existing monetary claims or causes of action against the other arising out of the Lease, either currently or which would exist with the giving of notice or with the passage of time, nor are there any existing defenses which either party has against the enforcement of the Lease by the other.
17.    Notice Addresses for Landlord. Section 29 of the Lease is hereby amended to reflect that any notices to Landlord shall be addressed and given to Landlord at all of the following addresses:
Cousins Fund II Phoenix III, LLC
60 East Rio Salado Parkway, Suite 502
Tempe, Arizona 85281
Attn: Senior Property Manager
Cousins Realty Services, LLC
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326
Attn: Corporate Secretary
CorporateSecretary@cousinsproperties.com
18.    Incorporation of Prior Agreements; Modification. This First Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose. This First Amendment may not be amended or modified, nor may any right or obligation hereunder be waived orally, and no such amendment or modification shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

19.    Interpretation. This First Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties acknowledge that both parties have caused this First Amendment to be reviewed by legal counsel of their choice. No negotiations concerning or modifications made to prior drafts of this First Amendment shall be construed in any manner to limit, reduce or impair the rights, remedies or obligations of the parties under this First Amendment or to restrict or expand the meaning of any provisions of this First Amendment. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this First Amendment shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible. The Section headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.
20.    Full Force and Effect; Counterparts. The Lease shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this First Amendment. This First Amendment shall be governed by Arizona law and shall be binding on the parties hereto and their respective successors and assigns. This First Amendment may be executed by the parties hereto in one or more counterparts. All counterparts shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes. If this First Amendment is executed by Landlord or Tenant and delivered to the other party in pdf, facsimile or similar electronic format, the same shall be binding on the party delivering the executed First Amendment with the same force and effect as the delivery of a printed copy of this First Amendment with an original ink signature. At any time upon Landlord’s or Tenant’s written request, the other party shall provide the requesting party with a printed copy of this First Amendment with an original ink signature of such other party. Each signatory to this First Amendment represents and warrants to the other party that this First Amendment has been duly authorized, executed and delivered by or on behalf of the party for which it is signing.
BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this First Amendment to Commercial Lease to be effective as of the date described in Section 1 above.
LANDLORD:
COUSINS FUND II PHOENIX III, LLC,
a Delaware limited liability company

By:	/s/ Matthew Mooney
Matthew Mooney
Senior Vice President & Managing Director

TENANT:
ZIPRECRUITER, INC.,
a Delaware corporation

By:	/s/ David Feldman
Print Name:	David Feldman
Its:	Chief Business Officer
[Signature Page to First Amendment to Commercial Lease]